Exhibit 99.1

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, NY 10901

Mrs. Roslyn S. Jaffe The Dress Barn, Inc. 30 Dunnigan Drive Suffern, NY 10901 Dear Mrs. Jaffe:	August 29, 2006

In view of your role as co-founder of the Company and your 44 years of service to the Company, the Company has agreed to provide you, effective July 30, 2006, with a supplemental retirement benefit of $50,000 per annum or such higher amount as results from a COLA Adjustment1, recalculated at the end of each of our fiscal years from July 29, 2006, payable monthly for the rest of your life (the “Supplemental Retirement Benefit”). In view of the recently adopted provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), no payment will be made to you for the first six months following July 30, 2006 and a lump sum Supplemental Retirement Benefit payment will be made to you on February 1, 2007 equal to the Supplemental Retirement Benefit that would have been paid during the period beginning July 30, 2006 and ending February 1, 2007 so that your Supplemental Retirement Benefit for our fiscal year beginning July 30, 2006 shall be in the amount of $50,000.

The Company intends that the Supplemental Retirement Benefit comply with Section 409A, and shall be limited, construed and interpreted in accordance with such intent. In the event that any provision does not so comply, the Company shall reform the Supplemental Retirement Benefit, after good faith consultation with you, to the maximum extent possible to retain the intended economic and tax benefits to you without violating Section 409A or creating any unintended or adverse consequences to you.

1 a “COLA Adjustment” means an increase in the Consumer Price Index for Urban Consuers for N.Y.-Northern N.J.-Long Island, NY-NJ-CT-PA

If the foregoing meets with your approval, please countersign and return to the Company a copy of this letter.

Very truly yours,
THE DRESS BARN, INC.

By: /s/ Armand Correia
Armand Correia, SVP, Chief
Financial Officer

ACCEPTED AND AGREED TO:

/s/ Roslyn S. Jaffe
Roslyn S. Jaffe